GOLD BAR NORTH

PURCHASE AND SALE AGREEMENT

BETWEEN

NEVADA GOLD VENTURES, LLC,

AS SELLER,

AND

U.S. GOLD CORP,

AS BUYER

DATED JUNE    , 2017

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Gold Bar North PURCHASE AND SALE AGREEMENT

This Gold Bar North Purchase and Sale Agreement (this “Agreement”), is made and entered into this _____ day of June, 2017 (the “Effective Date”), by and among Nevada Gold Ventures, LLC, a Nevada limited liability company (hereinafter either “Seller” or “Nevada Gold”) and U.S. Gold Corp., a Nevada corporation (“U.S. Gold”), and U.S. Gold Acquisition Corporation, a Nevada corporation (hereinafter either “U.S.GAC” or “Buyer”). Each of U.S. Gold, Buyer and Seller is a “Party,” and U.S. Gold, Buyer and Seller together are the “Parties”

Recitals

A. WHEREAS, Seller owns certain mining claims related to a gold development project located in Eureka County, Nevada, which claims are set forth on Exhibit “A” attached hereto and made a part hereof (the “Gold Bar North Property”).

B. WHEREAS, the Seller desires to sell and the Buyer desires to purchase all right, title and interest in the Gold Bar North Property described and defined herein upon the terms and conditions set forth in this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants, conditions, and obligations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

Definitions

The following terms have the meanings specified or referred to in this Article 1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Internal Revenue Code Section 1504(a) or any similar group under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preamble.

“Area of Interest” means that area encompassed within intersecting lines drawn parallel to and one (1) mile from the outer boundaries of any portion of the Gold Bar North Property.

“Assumed Obligations” has the meaning set forth in Section 2.5

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Eureka, Nevada are closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Closing Condition” has the meaning set forth in Article 3.

“Buyer’s Parties” has the meaning set forth in Section 3.1.

“Closing Cash” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Shares” means that number of shares of Buyer Common Stock, to be issued to Seller at the Closing in the amount of 15,000 shares to Seller.

“Contracts” has the meaning set forth in Section 6.8.

“Direct Claim” has the meaning set forth in Section 10.4(c).

“Disapproved Title Matters” has the meaning set forth in Section 3.3.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and the Buyer concurrently with the execution and delivery of this Agreement, if any.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, title defect or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (c) concerning reclamation or restoration of lands damaged or disturbed by exploration, mining or related activities or operations. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Obligations” has the meaning set forth in Section 2.6.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon (above background levels), radioactive materials or wastes (above background levels), asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Inspection Period” has the meaning set forth in Section 3.1.

“Gold Bar North Property” has the meaning set forth in Recital A, and shall further mean all right, title and interest of Seller in and to or related to any parcel of land, including without limitation, all surface and mineral rights and interests, improvements, fixtures, easements, rights of way, surface use agreements or water rights, and appurtenances, buildings, structures and facilities, whether owned in fee, leased, held by means of unpatented mining claims or mill sites, granted or reserved by easement agreement, license or special use permit, or otherwise acquired or retained by such Seller. Gold Bar North Property includes, without limitation, the minerals, mining claims, and easements, together with all dips, spurs, and angles in and to all the ores, mineral-bearing materials, quartz, rock and earth or other deposits therein or thereon, and in and to all of the rights, privileges and franchises thereto incident, and in and to all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and the rents, issues and profits thereof; and also in and to all the estate, right, title, interest, property, possession, claim and demand whatsoever, in law as well as in equity, of Seller, of, in or to the premises and every part and parcel thereof, with the appurtenances, including all after acquired title.

“Knowledge” means, when referring to the knowledge of Seller, or any similar phrase or qualification based on knowledge, the actual knowledge of the executive officers of Seller after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loss” or “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees and expert witness fees.

“Net Revenues” means the gross revenues received by Buyer from the sale of Valuable Minerals from a smelter, refinery or other ore buyer, after the deduction of smelter and/or refining charges, ore or bullion treatment changes and any penalties, less (a) all costs to Buyer of weighing, sampling, determining moisture content and packaging such Valuable Minerals, and loading and transporting those Valuable Minerals from the mine mount or the pit to processing facilities and to the point of sale, including insurance and in-transit security costs, (b) marketing costs and commissions, and (c) ad valorem taxes, net proceeds taxes, severance taxes, and any other taxes, charges or assessments (including, without limitation, royalties that may become payable to the federal government). For purposes of calculating net revenues in the event Buyer elects not to sell any portion of any gold and/or silver extracted and produced from the Property, but instead elects to have the final product of any such gold and/or silver credited to or held for its account with any smelter, refiner or broker, such gold and/or silver shall be deemed to have been sold at the quoted price on the day such gold and/or silver is actually credited to or placed in Buyer’s account. The quoted price shall be the price per ounce of gold and/or silver (as the case may be) as quoted on the London Metals Exchange at the London P.M. fix on the day such gold and/or silver is actually credited to or placed in Buyer’s account.

“Permits” means all governmental (whether federal, state or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals and related instruments or rights of any Governmental Authority or other third party, and any writ, judgment, decree, award, order, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each such case whether preliminary or final), required of Seller for the ownership, operation or use of the Gold Bar North Property.

“Permitted Encumbrances” means: (a) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) environmental regulations by any Governmental Authority, except as otherwise provided in ARTICLE 6; (c) all covenants, conditions, restrictions, easements, charges, rights-of-way, title defects or other encumbrances on title and similar matters filed of record in the real property records that do not materially interfere with the exploration, development and operation of the Gold Bar North Property in the ordinary course of business, subject to Section 3.3; or (d) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision, entitlement, and other land use Laws or regulations, except as otherwise provided in ARTICLE 6.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Royalty” has the meaning set forth in Section 4.1.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Surety Arrangements” means bonds, letters of credit, guarantees and other instruments or arrangements securing or guarantying performance of obligations.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, net proceeds of minerals, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Title Materials” has the meaning set forth in Section 3.3.

“U.S. Gold Common Stock” means shares of the Buyer’s common stock, par value $0.001 per share.

“U.S. Gold Financial Statements” has the meaning set forth in Section 7.5.

“Valuable Minerals” has the meaning set forth in Section 4.1(a).

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell and convey, and Buyer shall purchase, the Gold Bar North Property, free and clear of all Encumbrances other than Permitted Encumbrances, for the consideration specified in Section 2.2.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Gold Bar North Property shall be the following: (a) cash payment in the amount of $20,479.23 (the “Closing Cash”), which shall be paid to the Seller at Closing by wire transfer of immediately available funds, and (b) the Closing Shares. The Closing Cash amount shall be subject to adjustment for prorations and attorneys’ fees pursuant to Section 11.2.

2.3 Consents. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign all or any portion of the Gold Bar North Property or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof and such consent is not obtained. If such a consent is required or if an attempted assignment is ineffective, the Seller shall use commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date and shall cooperate with Buyer in any reasonable arrangement requested by Buyer to provide for Buyer the benefits under any such property until such consent is obtained.

2.4 Excluded Assets. All assets of the Seller that are not specifically included as part of this transaction, shall be deemed to be an excluded asset for purposes of this Agreement (the “Excluded Assets”).

2.5 Assumed Obligations. The Buyer shall assume, and agree to pay, perform, fulfill and discharge only those obligations of the Seller which are required to be performed, and which accrue, after the Closing Date under the Contracts and Permits to the extent such Contracts and Permits, and all rights of Seller thereunder, are effectively assigned to Buyer, and for which Buyer expressly agrees to assume and perform, on the Closing Date (the “Assumed Obligations”).

2.6 Excluded Obligations. Except for the Assumed Obligations and other obligations expressly assumed by Buyer in writing at the Closing, Buyer shall not assume or otherwise be liable, or be deemed to have assumed or otherwise be liable, in respect of a liability of the Seller or any of its Affiliates whatsoever, including, but not limited to, the following (collectively, the “Excluded Obligations”):

(a) Any Tax obligations of the Seller, including any Taxes on Seller’s income, any Taxes related to any of the shareholders or members of the Seller and any Taxes that accrue to the Seller pursuant to Section 8.8;

(b) any debt of the Seller;

(c) any costs or expenses incurred by the Seller in connection with this Agreement;

(d) any liability, cost or expense related to the ownership or operation of the business of the Seller or the ownership of the Gold Bar North Property prior to Closing, including any liabilities, costs or expenses in respect of a breach of or default under any Contracts by the Seller prior to the Closing, or arising from or related to any violation of Law, breach of warranty, tort or infringement by the Seller’s prior to the Closing;

(e) any environmental liabilities or any liabilities related to the Release, disposal, discharge, treatment or storage of Hazardous Materials to the extent the same arises out of any circumstances, events or actions occurring on or prior to the Closing Date;

(f) any liability arising from infringement by the Seller of intellectual property rights of third parties or breach of contract occurring at any time prior to the Closing Date;

(g) any liability for federal, state, local or foreign income, excise, capital stock, property, payroll, capital gains, gross receipts, transfer, sales, mercantile, value added, capital stock, franchise or other taxes;

(h) any liabilities in the nature of indebtedness for borrowed money including, without limitation, bank debt, development bond debt and debt due to the members or the shareholders of the Seller; and

(i) any and all liabilities to any member or shareholder of the Seller (in their capacities as such) whether triggered by the transactions contemplated by this Agreement or otherwise.

2.7 Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Gold Bar North Property contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the U.S. Gold Corp. office, located in Elko, Nevada, on or before the thirtieth (30th) calendar day following the last to occur of (a) Buyer’s Inspection of Property referenced in Section 3.1; (b) Buyer’s receipt of the Seller’s information referenced in Section 3.2; and, (c) the Title Materials referenced in Section 3.3, or at such other time and place as is mutually agreeable to the Parties. The date on which the closing occurs is referred to as the “Closing Date.”

2.8 Transactions to be Effected at the Closing. At the Closing:

(a) The Buyer and/or U.S. Gold shall deliver to the Seller:

(i) the Closing Cash in accordance with Section 2.2,

(ii) original share certificates for the Closing Shares;

(iii) a Royalty Deed to Nevada Gold in accordance with Section 4.1 as prepared and approved by Buyer’s attorney;

(iv) an assumption agreement, if any, for the Assumed Obligations in form reasonably acceptable to the Buyer; and

(v) all other agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 9.3.

(b) The Seller shall deliver to the Buyer:

(i) A General Warranty Deed prepared and approved by Buyer’s attorney, subject only to the Permitted Exceptions conveying to Buyer good and marketable title to the Gold Bar North Property (“Seller’s Deed”);

(ii) appropriate assignments of related property interests in the Gold Bar North Property in recordable form where appropriate;

(iii) such other assignments, bills of sale, or deeds necessary to transfer the Gold Bar North Property to the Buyer;

(iv) a certificate certifying that Seller is not a foreign person as defined in Treasury Regulation Section 1.445 2(b) and will not be subject to withholding under Section 1445 of the Internal Revenue Code of 1986 with respect to the sale to the Buyer of the Gold Bar North Property in a form that is reasonably acceptable to the Buyer and the Seller; and

(v) all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 9.2.

ARTICLE 3

BUYER’S CONDITIONS PRECEDENT

Buyer’s duty to perform its obligations under this Agreement and purchase the Gold Bar North Property is contingent upon the satisfaction, or waiver or deemed waiver by Buyer, of each of the following conditions precedent (“Buyer’s Closing Condition”):

3.1 Inspection of Property. Buyer shall have until 5:00 p.m. PT on the                    (         ) day from and after the Effective Date (the “Inspection Period”) to inspect any and all conditions and aspects of the Gold Bar North Property, including, without limitation, the physical and economic feasibility of the Gold Bar North Property for Buyer’s intended purposes and use thereof; the certainty of obtaining all BLM permits, and to give notice to Seller of its approval or disapproval of the conditions and aspects of the Gold Bar North Property. Seller hereby grants to Buyer and its agents, employees, consultants, members, contractors and representatives (the “Buyer Parties”), the right to enter upon the Gold Bar North Property during the Inspection Period to obtain or make such tests, inspections and analyses as Buyer may require. Buyer hereby agrees to and shall defend, indemnify and hold harmless Seller, its shareholders, agents, officers, directors and employees from and against all claims and costs, including, without limitation, reasonable attorneys’ fees and proceeding costs, solely arising out of or solely in connection with the activities of the Buyer Parties, on or about the Gold Bar North Property, including, without limitation, mechanics’ liens; provided, however, that Buyer shall have no responsibility for any pre-existing condition or aspect of the Gold Bar North Property discovered or revealed, but not exacerbated, by Buyer’s inspections of the Gold Bar North Property. Buyer shall not authorize, commission or conduct any invasive testing of the Gold Bar North Property without first obtaining the written consent of Seller, which consent shall not be unreasonably withheld.

3.2 Information and Data. Upon execution of this Agreement, Seller shall deliver to Buyer all records, data and information in Seller’s possession relating to title and environmental conditions at the Gold Bar North Property, and all maps, surveys, technical reports, drill logs, mine, mill and smelter records, and all metallurgical, geological, geophysical, geochemical and other technical data pertaining to the Gold Bar North Property.

3.3 Title Matters. Within five (5) days of the Effective Date, Buyer shall retain the services of a professional Landman to investigate and review all documents or instruments evidencing the title to the Gold Bar North Property, including all exceptions, reservations, liens and encumbrances on the Gold Bar North Property (“Title Materials”). Buyer shall have ten (10) days from Buyer’s receipt of the Landman’s Title Materials report to notify Seller of Buyer’s objection, if any, to one or more of the Title Materials, exceptions and/or conditions shown or disclosed in the Title Materials. Buyer’s failure to notify Seller of Buyer’s objection to any exceptions and/or conditions within such time period shall constitute Buyer’s approval of the Title Materials. In the event Buyer objects to any such Title Materials, exceptions or conditions of title (the “Disapproved Title Matters”) as reflected in the Title Materials, Seller may, but shall have no obligation to, remove or cure such Disapproved Title Matters within such period as may be mutually agreed upon by the Parties. If Buyer notifies Seller of any Disapproved Title Matters, then Seller shall have until 5:00 p.m., PT, on the fifth (5th) day after Seller’s receipt of such notice to advise Buyer in writing that: (i) Seller shall use its reasonable efforts to either (a) cause such Disapproved Title Matters to be removed by the agreed upon time, or (b) obtain, at Seller’s expense, a cure for such Disapproved Title Matters; or (ii) Seller elects not to cause any such Disapproved Title Matters to be removed.

If Seller gives Buyer notice under item (ii) above, or if Seller gives notice under item (i) above, but later provides notice to Buyer that Seller has been unable to cure or remove the applicable Disapproved Title Matter, then Buyer shall have until 5:00 p.m., PT, on the tenth (10th) business day after Buyer’s receipt of either such notice to notify Seller that (i) Buyer revokes its disapproval of such exception(s) and will proceed with the purchase without any reduction in the Purchase Price and take title to the Gold Bar North Property subject to such exception(s), or (ii) Buyer will terminate this Agreement. Buyer’s failure to deliver such election notice within such ten (10) day period shall be deemed Buyer’s election of (i) next above. The foregoing procedure shall also be applicable to any newly disclosed title matter. Those exceptions to and conditions of title accepted or deemed accepted by Buyer are the “Permitted Encumbrances.”

3.4 Buyer’s Disapproval of Property During Inspection Period. In the event Buyer’s studies, review or investigations reveal matters which are not satisfactory to Buyer, as determined by Buyer in Buyer’s sole discretion, then upon termination of this Agreement by Buyer during the Inspection Period, Buyer shall have no further obligation hereunder. Buyer’s notice to Seller of its disapproval of any matter set forth in this ARTICLE 3 given on or before the end of the Inspection Period shall be effective to relieve Buyer of its obligations hereunder. Buyer shall be entitled to a full refund of all sums which Buyer may deposit in relation to this Agreement, which refund shall be timely made to Buyer without any restrictions, limitations, conditions, or offsets whatsoever.

ARTICLE 4

royalty

4.1 Royalty. Nevada Gold shall retain an underlying production royalty on the Gold Bar North Property (the “Royalty”), as follows:

(a) A three and one-half percent (3.5%) underlying production royalty of the Net Revenues of the net smelter returns from ores, metals, minerals and materials (“Valuable Minerals”) produced and sold from the mining claims comprising the Gold Bar North Property.

4.2 Hedging. Buyer shall have the exclusive right to market and sell all Valuable Materials produced from the Gold Bar North Property in any manner Buyer desires, including without limitation the forward sale of Valuable Minerals on the commodity market and the repayment of gold loans. Seller shall have absolutely no right to participate or obligation to share whatsoever in any price protections or hedging activities of Buyer, including any sales of Valuable Minerals derived from the Gold Bar North Property by Buyer on the commodity market or otherwise, or in any profits received or losses suffered by Buyer as a result of such marketing or hedging activities.

4.3 Manner of Payment. Buyer shall pay royalty payments to Seller on an annual basis on or before the sixtieth (60th) day following each anniversary of the Closing Date for each prior year in which production occurs and Royalties are generated. Royalties shall accrue to Seller’s account upon final settlement and final payment by the smelter, refinery or other ore buyer to Buyer for the Valuable Minerals sold and for which the Royalty is payable. All Royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of Valuable Minerals mined and sold from the Gold Bar North Property, proceeds of sale, costs, assays and analyses, and other pertinent information in sufficient detail to explain the calculation of the Royalty payment. All payments hereunder shall be sent by registered or certified mail, return receipt requested, to Seller at Seller’s address designated in Section 13.2 below, or by wire transfer to an account designated by and in accordance with written instructions from Seller. The date of placing such payment in the United States mail by Buyer, or the date the wire transfer process in initiated, shall be the date of such payment. Payments by Buyer in accordance herewith shall fully discharge Buyer’s obligation with respect to such payment, and Buyer shall have no duty to apportion or allocate any payment due to Seller, its successors or assigns.

4.4 Audits; Objections to Payments. Seller, at Seller’s sole election and expense, shall have the right to procure, not more frequently than once annually following the close of each calendar year, an audit of Buyer’s accounts relating to payment of the Royalty hereunder, by any authorized representative of Seller. Any such inspection shall be for a reasonable length of time, during regular business hours, at a mutually convenient time, and upon reasonable advance written notice to Buyer. All Royalty payments made in any calendar year shall be considered final and in full satisfaction of all obligations of Buyer with respect thereto, unless Seller gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the close of that calendar year. Buyer shall account for any agreed upon deficit or excess in the payment made to Seller by adjusting the next quarterly statement following completion of such audit to account for such deficit or excess.

4.5 Commingling of Ores. Buyer shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Gold Bar North Property with any similar substances derived from other lands or properties; provided, however, that before commingling, Buyer shall calculate from representative samples the average grade of the ore from the Gold Bar North Property and shall either weigh or volumetrically calculate the number of tons of ore from the Gold Bar North Property to be commingled. As products are produced from the commingled ores, Buyer shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples, calculating the average grade of commingled ores and average percentage of recovery, Buyer shall be entitled to use any procedures acceptable in the mining and metallurgical industry which Buyer believes to be accurate and cost-effective for the type of mining and processing activity being conducted. In addition, comparable procedures may be used by Buyer to apportion among the commingled ores any penalty charges imposed by the smelter or refiner on commingled ores or concentrates. The records relating to commingled ores shall be available for inspection by Seller, at its sole expense, at all reasonable times, and shall be retained by Buyer for a period of one (1) year.

4.6 Ore Processing. All determinations with respect to: (a) whether ore from the Gold Bar North Property shall be beneficiated, processed or milled by Buyer or sold in a raw state; (b) the methods of transporting, beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Gold Bar North Property may be sold, may be made by Buyer in its sole and absolute discretion.

4.7 Ore Samples. The mineral content of all ore mined and removed from the Gold Bar North Property (excluding ore leached in place) and the quantities of constituents recovered by Buyer shall be determined by Buyer, or with respect to such ore which is sold, by the mill or smelter to which the ore is sold, in accordance with standard sampling and analysis procedures.

4.8 Waste Rock, Spoil and Tailings. Any ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds or metals or minerals mined from the Gold Bar North Property shall be the property of Buyer, subject to payment of the Royalty. The Royalty shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and such waste and residue shall be the sole property of Buyer. Buyer shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Seller shall have no claim or interest therein other than for payment of the Royalty to the extent any gold or silver metals are produced and sold therefrom.

4.9 No Covenants. The parties agree that in no event shall Buyer have a duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or mineral substances from the Gold Bar North Property, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of Buyer.

4.10 Nature of Nevada Gold’s Interest. Beginning on the Closing Date of this Agreement, Seller shall have only a royalty interest in the Gold Bar North Property and rights and incidents of ownership of a non-executive, non-participating royalty interest owner. Seller shall not have any fee simple estate or possessory interest in the Gold Bar North Property nor any of the incidents of such estate or interest. By way of example but not by way of limitation, Seller shall not have (a) a right to participate in the execution of applications for authorities, permits or licenses, mining leases, option, farm-outs or other conveyances, (b) the right to share in bonus payments or rental payments received as the consideration for the execution of such leases, options, farm-outs, or other conveyances, or (c) the right to enter upon the Gold Bar North Property and prospect for, mine, drill for, or remove ores, minerals or mineral products therefrom.

4.11 Proportionate Reduction. In the event Seller owns and conveys to Buyer an interest in the Gold Bar North Property which is less than the entire undivided mineral and working interest in the Gold Bar North Property, then the Royalty granted to Nevada Gold from the Gold Bar North Property shall be paid to Seller only in the proportion that Seller’s interest in such Valuable Minerals bears to the entire undivided mineral or working interest therein.

4.12 Royalty Buy Down. Buyer shall have the option, in Buyer’s sole discretion, to buy down the Royalty, as follows:

(a) Buyer may buy down one percent (1%) of the Royalty anytime through the fifth (5th) anniversary of the Closing Date for the sum of FOUR HUNDRED THOUSAND DOLLARS AND NO CENTS ($400,000.00).

(b) Buyer may buy down an additional one percent (1%) of the Royalty anytime through the eighth (8th) anniversary of the Closing Date for the sum of ONE MILLION DOLLARS AND NO CENTS ($1,000,000.00).

(c) Buyer’s buy-down of Seller’s interest in the Royalty shall be accomplished by conveyance documents and agreements as determined by Buyer with respect to the form, substance, manner and nature to which Seller will convey to Buyer the requisite portion of Seller’s Royalty, free and clear of all liens, claims, encumbrances and defects.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Intentional Abandonment. If Buyer intends to abandon any of the claims within the Gold Bar North Property Area of Interest, then prior to the “intentional abandonment” (not followed by relocation) by Buyer of any of the claims within the Bold Bar North Property, Buyer shall notify Seller of its intention (which such notice must be given by Buyer to Seller not later than forty-five (45) days prior to the end of any assessment year) and Seller, by written notice to Buyer within twenty (20) days after Seller’s receipt of such notice from Buyer, may elect to have any or all of such claims conveyed to Seller by quitclaim deed from Buyer. Said quitclaim shall be provided no later than twenty (20) days after Seller provides written notice to Buyer. So long as Buyer timely provides notice of its intention to abandon, Seller will be responsible for paying any required claim maintenance/holding fees or performing any required assessment work (and making all filings and recordings with any governmental agencies and recording offices required in connection therewith) for any such claims within the Gold Bar North Property Seller desires to re-acquire. Neither (i) abandoning any claims within the Gold Bar North Property for purposes of acquiring fee title to the surface of minerals within the ground covered by those claims within the Gold bar North Property, (ii) relocation of the same ground covered by any abandoned claims within the Gold Bar North Property with mining claims or millsites, or (iii) transfers or conveyances by Buyer of all or any portion of the claims within the Gold Bar North Property shall be considered an “intentional abandonment” of such claims within the Keystone Property.

5.2 After Acquired Claims. In the event that Seller or any of its respective Affiliates, locate or acquire, directly or indirectly, either alone or in combination with others, any mining claim within the Area of Interest, then such mining claim shall be deemed part of the Gold Bar North Project hereunder, and Seller shall transfer to Buyer all of such Seller’s right, title and interest to such mining claims for no additional consideration from Buyer, except the Royalty provided for hereunder.

ARTICLE 6

Representations and warranties of SELLER

The Seller represents and warrants to Buyer that:

6.1 Organization. Nevada Gold is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

6.2 Due Authorization, Execution and Delivery; Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement, to carry out each of its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Seller and its shareholders or members, as applicable. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation, articles of organization, bylaws or operating agreement of Seller, as applicable, or any of Seller’s parent entities; (b) conflict with, violate, result in a breach of, constitute a default under any contract to which Seller or any of Seller’s parent entities is a party or by which Seller or any of Seller’s parent entities is bound or affected, (c) result in the creation or imposition of any Encumbrance against or upon any of the assets of Seller, or (d) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or stock exchange is required by or with respect to a Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against either Seller.

6.5 Taxes.

(a) All Taxes required to be paid by Seller have been timely paid or caused to be paid through the date hereof and as of the Closing.

(b) All Taxes that Seller was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and Seller has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, member, manager, director, officer, agent, employee, independent contractor, creditor, or other third party.

(c) Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all income Tax Returns and other Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were complete and correct in all material respects as of the time of filing.

(d) Seller is not nor has ever been a member of an Affiliated Group.

(e) There are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Seller.

(f) No Tax liens, other than Permitted Encumbrances, have been filed against Seller.

(g) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Seller by any Governmental Authority.

(h) No claim has been made in writing by any Governmental Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(i) Seller (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States Federal Income Tax purposes, (ii) has not made an entity classification (“check-the-box”) election under Section 7701, (iii) is not or has ever been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not and has never been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Seller is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

6.6 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

6.7 Title to Gold Bar North Property

(a) Seller has good and marketable title in and to its interests in the Gold Bar North Property, free and clear of all Encumbrances except for Permitted Encumbrances.

(b) Exhibit “A” to this Agreement sets forth a true and complete list of all mining claims owned by Seller. Seller holds title to each mining claim owned by Seller free and clear of all Encumbrances except for Permitted Encumbrances.

(c) Exhibit “A” to this Agreement sets forth a true and complete list of all mining claims, including any associated royalties, leases or subleases by Seller.

(d) Subject to the paramount title of the United States of America and the rights of third parties under applicable law to use the surface of the Property:

(i) each mining claim was properly located and monumented on public land open to appropriation by mineral location;

(ii) location notices and certificates were properly posted and recorded for each claim comprising the Gold Bar North Property;

(iii) all filings and recording required to maintain each mining claim comprising the Gold Bar North Property is and shall be in good standing through the Closing Date, including evidence of proper performance of annual assessment work or payment of required claim maintenance/holding fees, have been timely and properly made in the appropriate governmental offices;

(iv) assessment work, performed reasonably and in good faith in accordance with accepted industry practice, which Seller believes was sufficient to satisfy the requirements for maintaining each mining claim comprising the Gold Bar North Property, was performed through the assessment year ending September 1, 2016;

(v) all required annual claim maintenance/holding fees and other payments necessary to maintain each mining claim comprising the Gold Bar North Property through the assessment year ending September 1, 2017, have been timely and properly made, and

(vi) each of the mining claims comprising the Gold Bar North Property has been remonumented as necessary, and evidence of such remonumentation has been timely and properly recorded, and in compliance with the provisions of Nevada Revised Statutes 517.030.

(e) Seller, as applicable, has contractual or common law rights to use the surface of the Gold Bar North Property in a manner sufficient to allow for the development and operation of either surface or underground mines thereon, without payment of additional consideration to any third party.

6.8 Contracts. Seller has performed, and Seller is not in default, and will not be in default as a result of the consummation of the transactions contemplated by this Agreement, all material obligations required to be performed by Seller under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument (the “Contracts”) to which Seller is a party, and such Contract affects or relates to the Gold Bar North Property. Seller’s warrant that there are no Contracts currently in effect or otherwise affecting the Gold Bar North Property that will in any way bind Buyer or become an encumbrance on the Gold Bar North Property. Seller agrees that Buyer shall not become liable for any of Seller’s Contracts unless Seller has expressly disclosed such Contracts to Buyer in writing, and Buyer affirmatively assumes liability and/or performance of said Contracts.

6.9 Compliance with Laws; Permits

(a) Buyer’s ownership and use of the respective interests of Seller of the Gold Bar North Property does not, and will not, violate any Laws applicable to Seller. Seller has not received any written notice claiming any violation of Law applicable to the Gold Bar North Property.

(b) Any and all of Seller’s Permits from Governmental Authorities held by or for the benefit of Seller in relation to the Gold Bar North Property are currently in full force and effect in accordance with the terms of such Permits.

6.10 Environmental Matters.

(a) Seller is in compliance with all Environmental Laws and Seller has not received from any Person any Environmental Notice or Environmental Claim, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits.

(c) Seller warrants there has been no Release of Hazardous Materials in contravention of Environmental Laws by Seller, and there does not exist any Hazardous Materials with respect Gold Bar North Property, and Seller has not received any Environmental Notice that any portion of the Gold Bar North Property currently or previously owned, operated or leased in connection with this Agreement has been contaminated with any Hazardous Material.

(d) Prior to the close of the Inspection Period, Seller shall provide Buyer with a copy of any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Gold Bar North Property.

6.11 Undisclosed Liabilities. Seller has no undisclosed liability or obligation of any nature or amount (including outstanding indebtedness) relating to the Gold Bar North Property or any part thereof.

6.12 Royalties. There are no royalties or other burdens on production affecting the Property, other than the Royalty payable under this Agreement to Nevada Gold, as set forth in Section 4.1.

6.13 Endangered Species/Sage Grouse Decision.

(a) Seller has no knowledge of any protected or endangered species, plant or animal, under the laws of the State of Nevada and/or the United States of America which would in any manner affect the ability of Buyer to use and enjoy the Gold Bar North Property to its fullest intended extent other than as expressly disclosed in writing by Seller to Buyer.

(b) Seller has no knowledge that the BLM’s Record of Decision (“ROD”) and Approved Resource Management Plan Amendments (“ARMPA”) for the Great Basin Region, Including the Greater Sage-Grouse Sub Regions of Idaho and Southwestern Montana, Nevada and Northeastern California, Oregon, and Utah, dated September 15, 2015, will in any manner materially affect the ability of Buyer to use and enjoy the Gold Bar North Property to its fullest intended extent other than as expressly disclosed in writing by Seller to Buyer; further, Seller has actively and affirmatively investigated the potential impact of said ROD and ARMPA and have no knowledge that the use and enjoyment of the Gold Bar North Property will be adversely impacted or impaired, other than as expressly so disclosed in writing by Seller to Buyer.

6.14 Native American Indians. Seller has no knowledge of any claims by native American Indians or others, not of record, as to any rights to use the Gold Bar North Property, or otherwise enjoy privileges to remove minerals from the Gold Bar North Property, or of any archaeologically significant sites or burial grounds existing on the Gold Bar North Property other than as expressly disclosed in writing by Seller to Buyer.

6.15 Refuse. That there are no landfills, refuse pits, dumps or other such refuse disposal sites located on the Gold Bar North Property, other than as expressly disclosed in writing by Seller to Buyer, and that Seller has no knowledge of any such use, authorized or not, by third parties.

6.16 Insurance. Upon written demand from Buyer, Seller shall provide Buyer with true, accurate and complete particulars of all insurance policies in force as the Effective Date that are maintained by Seller or its Affiliates with respect to such Seller’s operations at the Gold Bar North Property, specifying in each case, the name of the insurer, the name(s) of the insured, the risks insured against, the amount of the coverage, the amount of the deductible, the policy number, and any pending claims under the policy.

6.17 Intellectual Property. Prior to the close of the Inspection Period, Seller shall provide Buyer in writing with all intellectual property owned or licensed by Seller and used with respect to the Gold Bar North Property or business of Seller at the Gold Bar North Property.

(a) Seller owns or is licensed or otherwise has the right to use all intellectual property that is used in the ownership of the Gold Bar North Property and operation of its business without conflict with the rights of any other Person.

(b) Seller has not received any notice of any claim of infringement or similar claim or proceeding relating to any of the intellectual property and no present or former employee of Seller or of any Affiliated Group and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the intellectual property of Seller.

6.18 Corporate Records. Seller has made available to the Buyer the minute books of Seller and all corporate records, proceedings and actions for Seller in its possession to the extent related to the subject transaction.

6.19 Investment Representations. Seller is acquiring the Closing Shares issued to it solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller acknowledges that the Closing Shares issued to it are not registered under the Securities Act or any state securities laws, and that the Closing Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Seller is able to bear the economic risk of holding the Closing Shares issued to it for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Seller is, on the date hereof, an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act). Seller acknowledges that the certificates representing the Closing Shares issued to it will bear legends substantially in the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF U.S. GOLD CORP. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE LOCAL SECURITIES LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT HOLDER HAS DELIVERED TO THE CORPORATION AND THE REGISTRAR AND TRANSFER AGENT AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION AND THE REGISTRAR AND TRANSFER AGENT TO SUCH EFFECT.

6.20 Potential Merger. Seller acknowledges and understands that U.S. Gold may be acquired by and merged into a public company, which merger will thereupon affect the number of shares of U.S. Gold Common Stock issued to Seller hereunder and the value thereof. Seller further acknowledges and understands that upon the consummation of any such merger it will be a requirement for U.S. Gold’s shareholders to execute a two (2) year lock-up agreement restricting the sale or transfer of stock and other limitations.

6.21 Survival of Representations and Warranties. The representations and warranties contained in this Article 6 shall survive the execution and delivery of this Agreement, as well as any assignment or conveyance hereof. The obligations of Seller contained in this Article shall survive the close of escrow and the recording of the Seller’s Deed and shall not be deemed merged therein upon its recordation.

ARTICLE 7

Representations and warranties of buyer

The Buyer represents and warrants to Seller that:

7.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

7.2 Due Authorization, Execution and Delivery; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of Buyer; (b) conflict with, violate, result in a breach of, constitute a default under any contract to which Buyer is a party or by which Buyer is bound or affected, or (c) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.4 Capitalization of Buyer

(a) There are currently 45,879,262 shares outstanding of common stock.

(b) Upon issuance at Closing, the Closing Shares have been duly authorized and will be validly issued, fully paid and non-assessable shares, free and clear of all Encumbrances.

(c) Except for the issued and outstanding U.S. Gold Common Stock described in Section 7.4(a), there are no outstanding shares of capital stock of U.S. Gold which would affect the number of shares being issued to Seller hereunder, or, except for the matters set forth in Section 6.20, any outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of U.S. Gold or obligating U.S. Gold to issue or sell any shares of capital stock of, or any other interest in, U.S. Gold. U.S. Gold does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the U.S. Gold Common Stock.

7.5 Buyer Financial Information. Upon Seller’s written demand, U.S. Gold shall provide to Seller Buyer’s balance sheet, dated as of February 29, 2017 (the “U.S. Gold Financial Statements”).

7.6 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against Buyer.

7.7 Taxes

(a) All Taxes required to be paid by Buyer have been timely paid or caused to be paid through the date hereof and as of the Closing.

(b) All Taxes that Buyer was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and Buyer has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, director, officer, agent, employee, independent contractor, creditor, or other third party.

(c) Buyer has filed or caused to be filed in a timely manner (within any applicable extension periods) all income Tax Returns and other Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were complete and correct in all material respects as of the time of filing.

(d) Each Affiliated Group has filed all Tax Returns that it was required to file for each taxable period during which Buyer was a member of such Affiliated Group and has paid all material Taxes shown as due thereon.

(e) There are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Buyer.

(f) No Tax liens, other than Permitted Encumbrances, have been filed against Buyer.

(g) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Buyer by any Governmental Authority.

(h) No claim has been made in writing by any Governmental Authority in a jurisdiction in which Buyer does not file Tax Returns that Buyer is or may be subject to taxation by that jurisdiction.

(i) Buyer (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has never made an entity classification (“check-the-box”) election under Section 7701, (iii) is not and has never been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not and has never been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Buyer is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

7.8 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

7.9 Compliance with Laws; Permits

(a) The ownership and use of the Gold Bar North Property will not violate any Laws applicable to Buyer. Buyer has not received any written notice claiming any violation of Law applicable to Buyer’s properties, assets or operations.

7.10 Environmental Matters. Buyer is in compliance, in all material respects, with all Environmental Laws and Buyer has not received from any Person any Environmental Notice or Environmental Claim, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

7.11 Undisclosed Liabilities. Buyer does not have any liability or obligation of any nature (including outstanding indebtedness).

7.12 Employment Matters. Buyer is not bound by any collective bargaining or other agreement with any labor organization.

7.13 Corporate Records. Buyer has made available to Seller the minute books of Buyer and all corporate records, proceedings and actions for Buyer in its possession to the extent related to the subject transaction.

7.14 Sufficiency of Funds. Buyer has sufficient cash on hand and authorized Buyer Common Stock to enable it to make payment of the Purchase Price, issue the Closing Shares and consummate the transactions contemplated by this Agreement.

7.15 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 8

Covenants

8.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not conduct any operations or other business activities with respect to the Gold Bar North Property and matters subject to this Agreement.

8.2 Access to Information

(a) From the date hereof until the Closing, Seller shall: (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of Seller’s Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to Seller as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of such Seller to cooperate with Buyer in its investigation of such Seller and the Gold Bar North Property.

(b) From the date hereof until the Closing, the Buyer shall: (i) afford Seller and its Representatives reasonable access to and the right to inspect all of Buyer’s, properties, assets, premises, books and records, contracts, agreements and other documents and data; (ii) furnish Seller and its Representatives with such financial, operating and other data and information related to Buyer as Seller or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Buyer to cooperate with Seller in its investigation of Buyer’s operations and assets with respect to the Gold Bar North Property and matters subject to this Agreement.

8.3 Confidentiality

(a) The Buyer and/or U.S. Gold shall hold, and shall use its reasonable best efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning Seller, except to the extent that the Buyer and/or U.S. Gold can show that such information (i) is generally available to or known by the public through no fault of Buyer and/or U.S. Gold or their Representatives; (ii) is lawfully acquired by Buyer and/or U.S. Gold from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed by applicable Law or judicial or administrative process. If the Buyer and/or U.S. Gold or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Buyer and/or U.S. Gold shall promptly notify the Seller in writing and shall disclose only that portion of such information which Buyer and/or U.S. Gold is advised by its counsel is legally required to be disclosed, provided, that Buyer and/or U.S. Gold shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) The Seller shall hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Buyer and/or U.S. Gold and except to the extent that the Seller can show that such information (i) is generally available to or known by the public through no fault of Seller or any of its Affiliates or Representatives; (ii) is lawfully acquired by Seller from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed by applicable Law or judicial or administrative process. If Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller, as applicable, shall promptly notify Buyer and/or U.S. Gold in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.4 Governmental Approvals and Other Third-Party Consents

(a) Each party hereto shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement on the Closing Date. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Sections 6.3 and 7.3.

8.5 Books and Records

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of Seller pertaining to the Gold Bar North Property and relating to periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall: (i) retain the books and records (including personnel files) of Seller which relate to the Gold Bar North Property for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

8.6 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.7 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

8.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at Seller’s own expense, timely file any Tax Return or other document required to be filed by Seller with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

ARTICLE 9

Conditions to closing

9.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and stock exchanges referred to in Section 6.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.3, in each case, in form and substance reasonably satisfactory to the Buyer and the Seller, and no such consent, authorization, order or approval shall have been revoked.

9.2 Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Seller contained in Article 6 that are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date); The representations and warranties of the Seller contained in ARTICLE 6 that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date);

(b) The Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date.

(c) The Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) has been satisfied.

(d) The Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors or board of managers, as applicable, of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) true and correct copies of the articles of incorporation, articles of organization, bylaws, operating or other constituent documents of Seller in effect as of the Closing Date.

(e) Seller shall have executed and delivered a shareholder agreement as prepared and approved by Buyer’s attorney.

9.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer and/or U.S. Gold contained in Article 7 shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d) The Seller shall have received a certificate of the Secretary (or equivalent officer) of the Buyer and U.S. Gold certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of the Buyer and U.S. Gold authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) true and correct copies of the articles of incorporation, bylaws or other constituent documents of the Buyer in effect as of the Closing Date.

(e) The Buyer and U.S. Gold shall have delivered to Seller the Closing Cash and the Closing Shares in accordance with Section 2.2.

(f) All shareholders of U.S. Gold shall have executed and delivered a shareholder agreement as prepared and approved by Buyer’s attorney.

ARTICLE 10

Indemnification, survival and liability limitations

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the Seller’s and the Buyer’s representations, warranties, covenants and agreements contained herein, the Parties’ respective obligation to indemnify the other party pursuant to Section 10.2 and Section 10.3, and any claims related to this Agreement (whether based on breach of contract, tort or otherwise) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date (and shall thereafter expire and terminate). Notwithstanding the foregoing, (a) the covenants contained in Section 8.5 shall survive for the period set out therein; (b) the covenants contained in Section 8.3, Section 8.7, Section 8.8, and ARTICLE 1, ARTICLE 11 and ARTICLE 13 shall survive the Closing indefinitely; and (c) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party asserting such claim to the other party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification by the Seller. Subject to the other terms and conditions of this ARTICLE 10, the Seller shall indemnify the Buyer and U.S. Gold against, and shall hold the Buyer and U.S. Gold harmless from and against, all Excluded Obligations and any and all Losses incurred or sustained by, or imposed upon, the Buyer and U.S. Gold based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure of the Seller to perform any of its covenants, agreements or obligations in this Agreement.

10.3 Indemnification by the Buyer. Subject to the other terms and conditions of this ARTICLE 10, the Buyer and U.S. Gold, solely as to each of their respective representations or warranties, shall indemnify the Seller against, and shall hold the Seller harmless from and against, all Assumed Obligations and any and all Losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Buyer and U.S. Gold contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure by the Buyer and U.S. Gold to perform any of its covenants, agreements or obligations in this Agreement.

10.4 Indemnification Procedures

(a) The party making a claim under this ARTICLE 10 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this ARTICLE 10 is referred to as the “Indemnifying Party.”

(b) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Provided that the Indemnifying party acknowledges in writing that it is indemnifying the Indemnified Party with respect to the Third Party Claim, the Indemnifying Party shall have the right to participate in the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. If the Indemnifying Party fails to promptly notify the Indemnified Party in writing of its acknowledgement of its obligation to indemnify the Indemnified Party, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the other party, management employees of such party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Seller’s or the Buyer’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

ARTICLE 11

tax matters; CLOSING PRORATIONS

11.1 Allocation of Purchase Price. The Purchase Price (and related capitalizable costs) and Assumed Obligations shall be allocated among the Gold Bar North Property for all purposes (including Tax and financial accounting) by agreement of the parties prior to or at the Closing. The Seller and the Buyer shall each make all required filings under Section 1060 of the Internal Revenue Code consistent with such allocation and shall not take any position inconsistent with such allocation in any other of their respective Tax Returns. The Seller and the Buyer shall provide each other with copies of their completed Internal Revenue Service Forms 8594 before filing their respective tax returns.

11.2 Prorations. Taxes and assessments on the Gold Bar North Property for the year of Closing, if any, shall be prorated as of the Closing Date upon the amount of such taxes for the year of Closing, using the amount of taxes for the year of Closing if known and, if not known, the most recent available mill levy and assessed value, if any. At the request of either Party, the foregoing proration shall be re-prorated and adjusted between the Parties, on the basis of the tax bills for the year of Closing when received. Administrative costs and associated attorneys’ fees expended or incurred for filing deeds, transfers, assignments of lease, if any, and Permits with Governmental Authorities shall be shared equally by the Buyer and the Seller. Any prorations pursuant to this Section 11.2 shall be made by means of adjustment of the Closing Cash to the extent such amount is known or estimated as of the Closing Date and shall thereafter be adjusted by payment between the parties for any increase or decrease in the actual amount from that paid at Closing.

ARTICLE 12

Termination

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Buyer by written notice to the Seller if:

(i) the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 3 or ARTICLE 9 and such breach, inaccuracy or failure cannot be cured by the Seller on or prior to the Closing Date; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.2 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Seller by written notice to the Buyer if:

(i) the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 9 and such breach, inaccuracy or failure cannot be cured by the Buyer by the Closing Date; or

(ii) (any of the conditions set forth in Section 9.1 or Section 9.3 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by the Buyer or the Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

12.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 12, the provisions of Section 8.3 (Confidentiality), Section 8.6 (Public Announcement), and ARTICLE 13 (Miscellaneous) shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of any provision hereof prior to termination.

ARTICLE 13

Miscellaneous

13.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.2):

If to Nevada Gold:	Nevada Gold Ventures, LLC Attention: David Mathewson P.O. Box 2092 Elko, NV 89803 Email: dcmathewson@sbcglobal.net

If to Buyer:	US Gold Acquisition Corp. Attention: Edward Karr 19 Blvd. Georges-Favon Geneva, CHE CH-1204 Email: ek@rampartners.ch

If to U.S. Gold:	US Gold Corp. Attention: Edward Karr 19 Blvd. Georges-Favon Geneva, CHE CH-1204 Email: ek@rampartners.ch

13.3 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a hole. Unless the context otherwise requires, references herein: (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.6 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

13.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

13.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.10 Governing Law; Submission to Jurisdiction

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b) Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada located in Reno, Nevada and Eureka, Nevada, respectively, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.12 Attorneys’ Fees. In the event of any controversy, claim, or dispute between the Parties, arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the non-prevailing Party all such reasonable expenses, attorneys’ fees, expert witness fees, and costs.

13.13 Limitation on Damages. In no event shall any Party be liable to any other Party for any punitive, incidental, consequential, or special damages relating to the breach or alleged breach of this Agreement.

13.14 Representation. Each Party acknowledges that they have had the opportunity to be represented by legal counsel, tax advisors, experts, or any other consultants necessary or relevant to this transaction and in the preparation and execution of this Agreement; that the terms, provisions, and potential legal or tax effects that may result from this Agreement have been fully explained to such Party; and each Party understands the terms, provisions, legal and tax effects of this Agreement.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

The Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:	BUYER:

NEVADA GOLD VENTURES, LLC, a Nevada limited liability company	U.S. GOLD ACQUISITION CORP., a Nevada corporation

By:	By:

Its:	Its:

U.S. GOLD:

U.S. GOLD CORP., a Nevada corporation

By:

Its:

EXHIBIT “A”

GOLD BAR NORTH PROPERTY

AGGREGATE TOTAL CLAIMS 49

Nevada Gold Ventures (Owned 100%, subject to three and one-half percent (3.5%) NSR to Nevada Gold)

49 unpatented lode mining claims situated in Eureka County, Nevada in Sections 29, 30, 31, and 32, Township 23 North, Range 49 East, and Sections 5 and 6, Township 22 North, Range 49 East, Mount Diablo Base Line and Meridian.

Claim Name/Number	BLM NMC No.
GBN 1	NMC849278
GBN 2	NMC849279
GBN 3	NMC849280
GBN 4	NMC849281
GBN 5	NMC849282
GBN 6	NMC849283
GBN 7	NMC849284
GBN 8	NMC849285
GBN 9	NMC849286
GBN 10	NMC849287
GBN 11	NMC849288
GBN 12	NMC849289
GBN 13	NMC849290
GBN 14	NMC849291
GBN 15	NMC849292
GBN 16	NMC849293
GBN 17	NMC1120435
GBN 18	NMC1120436
GBN 19	NMC1120437
GBN 20	NMC1120438
GBN 21	NMC1120439
GBN 22	NMC1120440
GBN 23	NMC1120441
GBN 24	NMC1120442
GBN 25	NMC864727
GBN 26	NMC864728
GBN 27	NMC1120443
GBN 28	NMC864729
GBN 29	NMC1120444
GBN 30	NMC1120445
GBN 31	NMC1120446
GBN 32	NMC1120447
GBN 33	NMC1120448
GBN 34	NMC1120449
GBN 35	NMC1120450
GBN 36	NMC1120451
GBN 37	NMC1120452
GBN 38	NMC1120453
GBN 39	NMC1120454
GBN 40	NMC1120455
GBN 41	NMC1120456
GBN 42	NMC1120457
GBN 43	NMC1120458
GBN 44	NMC1120459
GBN 45	NMC1120460
GBN 46	NMC1120461
GBN 47	NMC1120462
GBN 48	NMC1120463
GBN 49	NMC1120464
Total Claims	49

STATE OF NEVADA
DECLARATION OF VALUE FORM

1. Assessor Parcel Number(s)
   a) ______________________
   b) ______________________
   c) ______________________
   d) ______________________
2. Type of Property:
   a) ☐ Vacant Land b) ☐ Single Fam. Res.
   c) ☐ Condo/Twnhse d) ☐ 2-4 Plex
   e) ☐ Apt. Bldg f) ☐ Comm'l/Ind'l
   g) ☐ Agricultural h) ☐ Mobile Home
   ☐ Other ______________________

FOR RECORDER'S OPTIONAL USE ONLY
Book: ________ Page: ________
Date of Recording: ________
Notes:

3. Total Value/Sales Price of Property $ ____________
   Deed in Lieu of Foreclosure Only (value of property) (____________)
   Transfer Tax Value: $ ____________
   Real Property Transfer Tax Due $ ____________
4. **If Exemption Claimed:**
   a. Transfer Tax Exemption per NRS 375.090, Section ________
   b. Explain Reason for Exemption: ______________________
5. Partial Interest: Percentage being transferred: ______%

The undersigned declares and acknowledges, under penalty of perjury, pursuant to NRS 375.060 and NRS 375.110, that the information provided is correct to the best of their information and belief, and can be supported by documentation if called upon to substantiate the information provided herein. Furthermore, the parties agree that disallowance of any claimed exemption, or other determination of additional tax due, may result in a penalty of 10% of the tax due plus interest at 1% per month. Pursuant to NRS 375.030, the Buyer and Seller shall be jointly and severally liable for any additional amount owed.

Signature ______________________ Capacity ______________

Signature ______________________ Capacity ______________

SELLER (GRANTOR) INFORMATION (REQUIRED)	**BUYER (GRANTEE) INFORMATION (REQUIRED)**
Print Name:	Print Name:
Address:	Address:
City:	City:
State: Zip:	State: Zip:

COMPANY/PERSON REQUESTING RECORDING (required if not seller or buyer)

Print Name: ______________________ Escrow #: ______________
Address: ______________________
City: ______________________ State: ________ Zip: ________

AS A PUBLIC RECORD THIS FORM MAY BE RECORDED/MICROFILMED

STATE OF NEVADA
DECLARATION OF VALUE FORM

1. Assessor Parcel Number(s)
   a) N/A - unpatented mining claims
   b) ____
   c) ____
   d) ____
2. Type of Property:
   - a) [ ] Vacant Land
   - b) [ ] Single Fam. Res.
   - c) [ ] Condo/Twnhse
   - d) [ ] 2-4 Plex
   - e) [ ] Apt. Bldg
   - f) [ ] Comm'l/Ind'l
   - g) [ ] Agricultural
   - h) [ ] Mobile Home
   - [X] Other unpatented mining claims

FOR RECORDER'S OPTIONAL USE ONLY
Book: ____ Page: ____
Date of Recording: ____
Notes:

3. Total Value/Sales Price of Property $ 0
   Deed in Lieu of Foreclosure Only (value of property) (0)
   Transfer Tax Value: $ 0
   Real Property Transfer Tax Due $ 0
4. **If Exemption Claimed:**
   a. Transfer Tax Exemption per NRS 375.090, Section 8
   b. Explain Reason for Exemption: unpatented mining claims
5. Partial Interest: Percentage being transferred: 100 %

The undersigned declares and acknowledges, under penalty of perjury, pursuant to NRS 375.060 and NRS 375.110, that the information provided is correct to the best of their information and belief, and can be supported by documentation if called upon to substantiate the information provided herein. Furthermore, the parties agree that disallowance of any claimed exemption, or other determination of additional tax due, may result in a penalty of 10% of the tax due plus interest at 1% per month. Pursuant to NRS 375.030, the Buyer and Seller shall be jointly and severally liable for any additional amount owed.

Signature [signature] Capacity President & CEO

Signature [signature] Capacity Manager/Owner

SELLER (GRANTOR) INFORMATION (REQUIRED)	**BUYER (GRANTEE) INFORMATION (REQUIRED)**
Print Name: David C. Mathewson Nevada Gold Ventures	Print Name: Edward Karr US Gold Acquisition Corp
Address: 1910 E. Idaho St. Suite 102 Box 604	Address: 1910 E. Idaho St. Suite 102 Box 604
City: Elko	City: Elko
State: NV Zip: 89801	State: NV Zip: 89801

COMPANY/PERSON REQUESTING RECORDING (required if not seller or buyer)

Print Name: ____ Escrow #: ____
Address: ____
City: ____ State: ____ Zip: ____

AS A PUBLIC RECORD THIS FORM MAY BE RECORDED/MICROFILMED

APN: N/A (unpatented mining claims)

WARRANTY DEED

THIS WARRANTY DEED is made and entered into this 30th day of June, 2017, by and between NEVADA GOLD VENTURES, LLC, a Nevada limited liability company ("Grantor") and U.S. GOLD ACQUISITION CORPORATION, a Nevada corporation ("Grantee").

WITNESSETH:

That the said Grantor, for good and valuable consideration given by the Grantee, the receipt of which is hereby acknowledged, do and by these presents, grant, bargain, and sell unto Grantee, and to Grantee's successors and assigns, all right, title, interest and estate in and to those certain unpatented mining claims situate, lying, and being in the County of Eureka, State of Nevada, more particularly described on Exhibit "A" attached hereto and incorporated herein (the "Claims").

> TOGETHER WITH all lodes, ledges, veins and mineral bearing rock, both known and unknown, lying within the boundaries of the Claims; all dips, spurs, and angles in and to all the ores, mineral-bearing materials, quartz, rock and earth or other deposits therein or thereon; all of the rights, privileges and franchises thereto incident; all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining and the royalties, rents, issues and profits thereof; and also all of Grantor's right, title, interest, estate, property, possession, claim and demand whatsoever, in law as well as in equity, of, in or to the Claims and every part and parcel thereof, with the appurtenances, including all after acquired title, all rights-of-way, easements and other ancillary rights pertaining to the Claims.

TOGETHER WITH any and all after acquired mining claims of Grantor, or Grantor's successors or assigns, located or acquired, directly or indirectly, either alone or in combination with others, within one (1) mile from the outer boundaries of any portion of the Claims and all such mining claims(s) shall be deemed part of the Claims hereunder, and Grantor shall transfer to Grantee all of such Grantor's right, title and interest to such mining claims for no additional consideration from Grantee.

TOGETHER WITH any and all buildings, fixtures and improvements situate thereon.

TO HAVE AND TO HOLD the said Claims, together with the appurtenances, unto the said Grantee, and to Grantee's successors and assigns forever.

GRANTOR WARRANTS THAT: Grantor is the legal and beneficial owner of all right, title, interest and estate in and to the Claims, subject only to the paramount title of the United States of America; Grantor has good and marketable title to the Claims and the good and unrestricted right to convey; the Claims are free of all encumbrances, except those outstanding royalty interest expressly set forth in Exhibit "A" hereto; Grantor will, on demand of Grantee, and Grantee's successors and assigns, execute any instrument necessary for the further assurance of the title to the Claims that may be required; and, Grantor will, at Grantor's expense, forever defend title to the Claims against all entities or persons claiming any interest in the Claims or any part thereof.

GRANTOR:

NEVADA GOLD VENTURES, LLC, a Nevada limited liability company

BY: David C. Mathewson

ITS: Manager

STATE OF NEVADA }

} SS

COUNTY OF ELKO }

CHRISSTAN BETANCOURT
Notary Public
State of Nevada
Appt. No. 15-2743-6
My Appt. Expires Sep. 1, 2019

On June 30, , 2017, personally appeared before me, a Notary Public, DAVID C. MATHEWSON, personally known to me, or proven to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the above Warranty Deed who acknowledged that he executed said instrument on behalf of NEVADA GOLD VENTURES, LLC, a Nevada limited liability company.

NOTARY PUBLIC

APN: N/A (unpatented mining claims)

Recorded at the request
of and return to:

Neil. E. Whitmer

U.S. Gold Corporation

1910 E. Idaho St.

Suite 102, Box 604

Elko, NV 89801

The undersigned hereby affirms that this document, including any exhibits, does not contain the personal information of any person.

ROYALTY DEED

THIS ROYALTY DEED is made and entered into this _____ day of June, 2017, (“Effective Date”) by and between U.S. GOLD ACQUISITION CORPORATION, a Nevada corporation (“Grantor”); and NEVADA GOLD VENTURES, LLC, a Nevada limited liability company (“Grantee”).

WITNESSETH:

That the said Grantor, for good and valuable consideration given by the Grantee, the receipt of which is hereby acknowledged, does by the presents, grant, bargain, and sell unto Grantee, and to Grantee’s successors and assigs, a production royalty (“Production Royalty”) of three and one-half percent (3.5%) of the Net Revenues from any and all ores, metals, minerals and materials (“Valuable Minerals”), including by-products and co-products thereof, produced and sold from those unpatented mining claims listed on Exhibit “A” attached hereto and incorporated herein. Net Revenues are defined and the Production Royalty shall be calculated and paid, as set forth in Exhibit “B” attached hereto and incorporated herein.

(Signatures to Follow on Next Page)

IN WITNESS WHEREOF, the said Grantor has executed this Deed as of the day and year first hereinabove written.

GRANTOR:

U.S. GOLD ACQUISITION CORPORATION, a Nevada corporation

BY:
EDWARD KARR

ITS:	PRESIDENT

STATE OF NEVADA	}
	}	SS
COUNTY OF ELKO	}

On __________________, 2017, personally appeared before me, a Notary Public, EDWARD KARR, personally known to me, or proven to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the above Royalty Deed who acknowledged that he executed said instrument on behalf of U.S. GOLD ACQUISITION CORPORATION, a Nevada corporation

NOTARY PUBLIC

EXHIBIT “A”

Production Royalty of Three and One-Half Percent (3.5%) Net Smelter Return Royalty (“Net Revenues”) to Nevada Gold Ventures, LLC, a Nevada limited liability company, as follows:

49 unpatented lode mining claims situated in Eureka County, Nevada, in Sections 29, 30, 31, and 32, Township 23 North, Range 49 East, and Sections 5 and 6, Township 22 North, Range 49 East, Mount Diablo Base Line and Meridian.

Claim Name/Number	BLM NMC No.
GBN 1	NMC849278
GBN 2	NMC849279
GBN 3	NMC849280
GBN 4	NMC849281
GBN 5	NMC849282
GBN 6	NMC849283
GBN 7	NMC849284
GBN 8	NMC849285
GBN 9	NMC849286
GBN 10	NMC849287
GBN 11	NMC849288
GBN 12	NMC849289
GBN 13	NMC849290
GBN 14	NMC849291
GBN 15	NMC849292
GBN 16	NMC849293
GBN 17	NMC1120435
GBN 18	NMC1120436
GBN 19	NMC1120437
GBN 20	NMC1120438
GBN 21	NMC1120439
GBN 22	NMC1120440
GBN 23	NMC1120441
GBN 24	NMC1120442
GBN 25	NMC864727
GBN 26	NMC864728
GBN 27	NMC1120443
GBN 28	NMC864729
GBN 29	NMC1120444
GBN 30	NMC1120445
GBN 31	NMC1120446
GBN 32	NMC1120447
GBN 33	NMC1120448
GBN 34	NMC1120449
GBN 35	NMC1120450
GBN 36	NMC1120451
GBN 37	NMC1120452
GBN 38	NMC1120453
GBN 39	NMC1120454
GBN 40	NMC1120455
GBN 41	NMC1120456
GBN 42	NMC1120457
GBN 43	NMC1120458
GBN 44	NMC1120459
GBN 45	NMC1120460
GBN 46	NMC1120461
GBN 47	NMC1120462
GBN 48	NMC1120463
GBN 49	NMC1120464
Total Claims	49

EXHIBIT “B”

1. “Net Revenues” means the gross revenues received by Grantor from the sale of Valuable Minerals from a smelter, refinery or other ore purchaser, after the deduction of smelter and/or refining charges, ore or bullion treatment changes and any penalties, less (a) all costs to Grantor of weighing, sampling, determining moisture content and packaging such Valuable Minerals, and loading and transporting those Valuable Minerals from the mine mouth or the pit to processing facilities and to the point of sale, including insurance and in-transit security costs, (b) marketing costs and commissions, and (c) ad valorem taxes, net proceeds taxes, severance taxes, and any other taxes, charges or assessments (including, without limitation, royalties that may become payable to the federal government). For purposes of calculating net revenues in the event Grantor elects not to sell any portion of any gold and/or silver extracted and produced from the Claims, but instead elects to have the final product of any such gold and/or silver credited to or held for its account with any smelter, refiner or broker, such gold and/or silver shall be deemed to have been sold at the quoted price on the day such gold and/or silver is actually credited to or placed in Grantor’s account. The quoted price shall be the price per ounce of gold and/or silver (as the case may be) as quoted on the London Metals Exchange at the London P.M. fix on the day such gold and/or silver is actually credited to or placed in Grantor’s account.

2. Hedging. Grantor shall have the exclusive right to market and sell all Valuable Materials produced from the Claims in any manner Grantor desires, including without limitation the forward sale of Valuable Minerals on the commodity market and the repayment of gold loans. Grantee shall have absolutely no right to participate or obligation to share whatsoever in any price protections or hedging activities of Grantor, including any sales of Valuable Minerals derived from the Claims by Grantor on the commodity market or otherwise, or in any profits received or losses suffered by Grantor as a result of such marketing or hedging activities.

3. Manner of Payment. Grantor shall pay royalty payments to Grantee on an annual basis on or before the sixtieth (60th) day following each anniversary of the Closing Date for each prior year in which production occurs and Royalties are generated. Royalties shall accrue to Grantee’s account upon final settlement and final payment by the smelter, refinery or other ore purchaser to Grantor for the Valuable Minerals sold and for which the Production royalty is payable. All Production Royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of Valuable Minerals mined and sold from the Claims, proceeds of sale, costs, assays and analyses, and other pertinent information in sufficient detail to explain the calculation of the Production Royalty payment. All payments hereunder shall be sent by registered or certified mail, return receipt requested, to Grantee (c/o David Mathewson, P.O. Box 2092, Elko, NV 89803), unless otherwise agreed, or by wire transfer to an account designated by and in accordance with written instructions from Grantee. The date of placing such payment in the United States mail by Grantor, or the date the wire transfer process is initiated, shall be the date of such payment. Payments by Grantor in accordance herewith shall fully discharge Grantor’s obligation with respect to such payment, and Grantor shall have no duty to apportion or allocate any payment due to grantee, its successors or assigns.

4. Audits; Objections to Payments. Grantee, at Grantee’s sole election and expense, shall have the right to procure, not more frequently than once annually following the close of each calendar year, an audit of Grantor’s accounts relating to payment of the Production Royalty hereunder, by any authorized representative of Grantee. Any such inspection shall be for a reasonable length of time, during regular business hours, at a mutually convenient time, and upon reasonable advance written notice to Grantor. All Production Royalty payments made in any calendar year shall be considered final and in full satisfaction of all obligations of Grantor with respect thereto, unless Grantee gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the close of that calendar year. Grantor shall account for any agreed upon deficit or excess in the payment made to Grantee by adjusting the next annual statement following completion of such audit to account for such deficit or excess.

5. Commingling of ores. Grantor shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Claims with any similar substances derived from other lands or properties; provided, however, that before commingling, Grantor shall calculate from representative samples the average grade of the ore from the Claims and shall either weigh or volumetrically calculate the number of tons of ore from the Claims to be commingled. As products are produced from the commingled ores, Grantor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples, calculating the average grade of commingled ores and average percentage of recovery, Grantor shall be entitled to use any procedures acceptable in the mining and metallurgical industry which Grantor believes to be accurate and cost-effective for the type of mining and processing activity being conducted. In addition, comparable procedures may be used by Grantor to apportion among the commingled ores any penalty charges imposed by the smelter or refiner on commingled ores or concentrates. The records relating to commingled ores shall be available for inspection by Grantee, at its sole expense, at all reasonable times, and shall be retained by Grantor for a period of one (1) year.

6. Ore Processing. All determinations with respect to: (a) whether ore from the Claims shall be beneficiated, processed or milled by Grantor or sold in a raw state; (b) the methods of transporting, beneficiating, process or milling any such ore; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Claims may be sold, may be made by Grantor in its sole and absolute discretion.

7. Ore Samples. The mineral content of all ore mined and removed from the Claims (excluding ore leached in place) and the quantities of constituents recovered by Grantor shall be determined by Grantor, or with respect to such ore which is sold, by the mill or smelter to which the ore is sold, in accordance with standard sampling and analysis procedures.

8. Waste Rock, Spoil and Tailings. Any ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds or metals or minerals mined from the Claims shall be the property of Grantor, subject to payment of the Production royalty. The Production Royalty shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and such waste and residue shall be the sole property of Grantor. Grantor shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Grantee shall have no claim or interest therein other than for payment of the Production Royalty to the extent any gold or silver metals are produced and sold therefrom.

9. No Covenants. The parties agree that in no event shall grantor have a duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or mineral substances from the Claims, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of Grantor.

10. Nature of Grantee’s Interest. Grantee shall have only a royalty interest in the Claims and rights and incidents of ownership of a non-executive, non-participating royalty interest owner. Grantee shall not have any fee simple estate or possessory interest in the Claims nor any of the incidents of such estate or interest. By way of example but not by way of limitation, Grantee shall not have (a) a right to participate in the execution of applications for authorities, permits or licenses, mining leases, option, farm-outs or other conveyances, (b) the right to share in bonus payments or rental payments received as the consideration for the execution of such leases, options, farmouts, or other conveyances, or (c) the right to enter upon the Claims and prospect for, mine, drill for, or remove ores, minerals or mineral products therefrom.

11. Proportionate Reduction. Immediately prior to the recording of this Royalty Deed, Grantee has, by separate Warranty Deed, conveyed and recorded the Claims to Grantor. In the event such conveyance to Grantor is less than the entire undivided mineral and working interest in the Claims, then the Production Royalty granted to Grantee from the Claims shall be paid to Grantee only in the proportion that the interest of Grantee has in such Valuable Minerals bears to the entire undivided mineral or working interest therein.

12. Royalty Buy Down. Grantor shall have the option, in Grantor’s sole discretion, to buy down the Royalty, as follows:

a. Grantor may buy down one percent (1%) of the Production Royalty at any time through the fifth (5th) anniversary of the Effective Date for the sum of FOUR HUNDRED THOUSAND DOLLARS ($400,000).

b. Grantor may buy down an additional one percent (1%) of the Production Royalty anytime through the eighth (8th) anniversary of the Effective Date for the sum of ONE MILLION DOLLARS ($1,000,000).

c. Grantor’s buy-down of Grantee’s interest in the Production Royalty shall be accomplished by conveyance documents and agreements as determined by Grantor with respect to the form, substance, manner and nature to which Grantee will convey to Grantor the requisite portion of Grantee’s Production Royalty, free and clear of all liens, claims, encumbrances and defects.